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                           Offer To Purchase for Cash
                     All Outstanding Shares of Common Stock
        (Including Associated Series B Preferred Stock Purchase Rights)
                                       of
                             GIBSON GREETINGS, INC.
                                       at
                              $10.25 Net Per Share
                    (Subject to Possible Upward Adjustment)
                                       by
                           Granite Acquisition Corp.,
                           a wholly owned subsidiary
                                       of
                         AMERICAN GREETINGS CORPORATION
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, DECEMBER 8, 1999, UNLESS THE OFFER IS EXTENDED.

                                                                November 9, 1999
To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     We have been appointed by Granite Acquisition Corp. ("Purchaser"), a wholly owned subsidiary of American Greetings Corporation ("Parent"), to act as Dealer Manager in connection with Purchaser's offer to purchase all outstanding shares of common stock (together with the associated Rights (as defined in the Offer To Purchase), the "Shares") of Gibson Greetings, Inc. (the "Company") at a purchase price of $10.25 per Share (subject to possible upward adjustment as described below, the "Offer Price"), net to the seller in cash, without interest, on the terms and subject to the conditions set forth in the Offer To Purchase and the related Letter of Transmittal (which together constitute the "Offer"). Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares in your name or in the name of your nominee.

     Enclosed herewith for your information and for forwarding to your clients are copies of the following documents:

          1. Offer To Purchase, dated November 9, 1999.

          2. Letter of Transmittal to tender Shares for your use and for the information of your clients, together with Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9, which provides information relating to backup federal income tax withholding. Manually signed facsimile copies of the Letter of Transmittal may be used to tender Shares.

          3. A letter to holders of Shares ("Stockholders") from Frank J. O'Connell, Chairman, Chief Executive Officer and President of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9.

          4. Notice of Guaranteed Delivery for Shares to be used to accept the Offer if neither of the two procedures for tendering Shares set forth in the Offer To Purchase can be completed on a timely basis.

          5. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

          6. Return envelope addressed to the Depositary (as defined in the Offer To Purchase).
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     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS
PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, DECEMBER 8, 1999, UNLESS THE OFFER IS EXTENDED.

          Please note the following:

          1. The Offer Price is $10.25 per Share. The Offer Price will be increased by an amount equal to 30% of any after-tax gain realized by the Company in any sale or disposition for cash by the Company or its subsidiaries, prior to the Expiration Date (as defined in the Offer To Purchase), of all or any part of the Company's investment in E-Greetings Network ("EGN"), divided by the total number of Shares then outstanding on a fully diluted basis, assuming for this purpose the exercise only of outstanding options, whether or not such options are then vested, which are (or, giving effect to the adjustment in the Offer Price contemplated hereby, would be) in-the-money. The price used to compute any after-tax gain on any sale or disposition will be the cash received by the Company, but only if such cash is for an aggregate amount in excess of the Company's then net book value of its interest in EGN. See Sections 2 and 12 of the Offer To Purchase.

          2. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date that number of Shares that, together with the Shares then owned by Parent, represents at least a majority of the Shares then outstanding on a fully-diluted basis (assuming the exercise of all outstanding options which are exercisable and in-the-money at the Offer Price). The Offer is also subject to certain other conditions contained in the Offer To Purchase. See the Introduction and Sections 1, 14 and 15 of the Offer To Purchase.

          3. The Offer is being made for all of the outstanding Shares.

          4. Tendering Stockholders will not be obligated to pay brokerage fees or commissions to the Dealer Manager, the Depositary or the Information Agent (as defined below) or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. However, federal income tax backup withholding at a rate of 31% may be required, unless an exemption is provided or unless the required tax identification information is provided. See Instruction 10 of the Letter of Transmittal.

          5. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Wednesday, December 8, 1999, unless the Offer is extended.

          6. The Board of Directors of the Company, has unanimously (i) determined that the Merger Agreement (as defined in the Offer To Purchase) and the transactions contemplated thereby, including the Offer and the Merger (as defined in the Offer To Purchase), are fair to and in the best interests of the Stockholders, (ii) approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger and (iii) resolved to recommend that Stockholders accept the Offer and tender their Shares pursuant to the Offer.

          7. Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for Shares (the "Certificates") or a timely Book-Entry Confirmation (as defined in the Offer To Purchase) with respect to such Shares pursuant to the procedures set forth in Section 3 of the Offer To Purchase, (b) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with any required signature guarantees (or, in the case of book-entry transfers, an Agent's Message), and (c) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering Stockholders at the same time depending upon when Certificates for or confirmations of book-entry transfer of such Shares are actually received by the Depositary.

     In order to take advantage of the Offer, (i) a duly executed and properly completed Letter of Transmittal (or a manually signed facsimile thereof) and any required signature guarantees (or, in the case of book-entry transfers, an Agent's Message) and any other required documents should be sent to the Depositary and (ii) either Certificates representing the tendered Shares or a timely Book-Entry Confirmation (as defined in the Offer To Purchase) should be delivered to the Depositary in accordance with the instructions set forth in the Letter of Transmittal and the Offer To Purchase.
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     If Stockholders wish to tender their Shares, but it is impracticable for them to forward the Certificates for such Shares or other required documents or complete the procedures for book-entry transfer prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer To Purchase.

     Neither Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager, the Information Agent or the Depositary, as described in the Offer To Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of the Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Any inquiries you may have with respect to the Offer should be addressed to Wasserstein Perella & Co., Inc., the Dealer Manager, or Corporate Investor Communications, Inc., the Information Agent, at their respective addresses and telephone numbers set forth on the back cover of the Offer To Purchase. Additional copies of the enclosed materials may be obtained from the Information Agent or the Dealer Manager or from brokers, dealers, commercial banks or trust companies.

                                          Very truly yours,

                                          Wasserstein Perella & Co., Inc.

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF PURCHASER, PARENT, THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.